United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

December 20, 2019
Date of report (Date of earliest event reported)

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PJC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2019, Piper Jaffray Companies (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with U.S. Bank National Association (“Lender”). The Credit Agreement creates an unsecured $50.0 million revolving credit facility that the Company may draw upon from time to time, subject to certain conditions, and will terminate on December 20, 2022 unless otherwise terminated by the parties pursuant to the terms thereof, subject to a one-year extension exercisable at the option of the Company. The interest rate for loans under the Credit Agreement generally is either (i) the prime rate, as announced by Lender from time to time, plus an applicable margin equal to 1.00%, or (ii) in the event of a eurocurrency loan, the London Inter-bank Offer Rate as then in effect for an interest period chosen by the Company plus an applicable margin equal to 2.00%.

The Credit Agreement includes customary events of default, including the failure by the Company to pay principal of any outstanding loan when due or the failure by the Company to pay interest thereon within one business day of when due, the failure by the Company to comply with the covenants in the Credit Agreement and related documents delivered in connection therewith, the failure by the Company to pay or another event of default under other material indebtedness of the Company in an amount exceeding $10.0 million, the bankruptcy or insolvency of the Company or any of its subsidiaries, or a change in control of the Company. If there is any event of default under the Credit Agreement, Lender may declare the entire principal and any accrued interest on any outstanding loans under the Credit Agreement to be due and payable and exercise other customary remedies.

The Credit Agreement also includes covenants that, among other things, limit the Company’s leverage ratio, require maintenance of certain levels of operating cash and regulatory net capital, and impose certain limitations on the Company’s ability to make acquisitions and make payments on its capital stock.

The Company currently intends to use the proceeds from the Credit Agreement for working capital and general corporate purposes.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of December 20, 2019, by and between Piper Jaffray Companies and U.S. Bank National Association.*

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

*	Pursuant to Item 601(a)(5) of Regulation S-K, certain exhibits and schedules have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: December 20, 2019	By:	/s/ John W. Geelan
John W. Geelan
General Counsel and Secretary